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                                                                       EXHIBIT 5




                                 May 2, 1994



Control Data Systems, Inc.
4201 Lexington Ave. No.
Arden Hills, MN  55126

     Re:  Registration Statement on Form S-3
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Ladies/Gentlemen:

     We are acting as corporate counsel to Control Data Systems, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act") of 816,283 shares of the Company's Common Stock (the "Shares") to be sold by certain shareholders.

     In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

     1.   The Company's Certificate of Incorporation, as amended.

     2.   The Company's Bylaws, as amended.

     3. Certain corporate resolutions of the Company's Board of Directors pertaining to the issuance by the Company of the Shares.

     4.   The Registration Statement.

     Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

     1. The Shares are validly authorized by the Company's Certificate of Incorporation.

     2. The Shares have been duly authorized and issued and are validly issued and outstanding, fully paid and nonassessable.

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Control Data Systems, Inc.
May 2, 1994
Page 2

     3. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,



                                   FREDRIKSON & BYRON, P.A.